SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 27, 2006

BANKFINANCIAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Maryland	0-51331	75-3199276
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

15W060 North Frontage Road, Burr Ridge, Illinois	60527
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (630) 894-6900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 27, 2006, the Board of Directors of BankFinancial Corporation (the “Company”) appointed Ms. Cassandra J. Francis to the Board of Directors of the Company to fill the vacancy created on the Board of Directors by the resignation of former Director Patrick I. Hartnett. Ms. Francis will serve the remainder of Mr. Hartnett’s term as a Director, which will expire at the Company’s 2009 annual meeting of stockholders. Ms. Francis is a Senior Vice President of U.S. Equities Development, L.L.C. and a Vice President of Global Properties, Inc. She has served on the Board of Directors of the Company’s principal subsidiary, BankFinancial, F.S.B. (the “Bank”), since May 18, 2006, and is a member of its Asset Liability Management Committee. There is no arrangement or understanding between Ms. Francis and any other persons pursuant to which Ms. Francis was selected as a Director. Ms. Francis is expected to serve on the Corporate Governance and Nominating Committee of the Board of Directors of the Company at all times in which she is eligible to serve.

Item 8.01. Other Events.

On September 27, 2006, the Board of Directors of the Company appointed Director Sherwin R. Koopmans to the Board’s Executive Committee to fill the vacancy created on the Executive Committee by the resignation of former Director Patrick I. Hartnett. Mr. Koopmans has been a Director of the Company since its formation in 2004. He is also a member of the Board’s Human Resources Committee, Audit Committee, and at all times in which he is eligible to serve, Corporate Governance and Nominating Committee. Mr. Koopmans is a member of the Board of Directors of the Bank, and serves as the Chairman of its Asset Liability Management Committee and as a member of its Executive Committee and Human Resources Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANKFINANCIAL CORPORATION (Registrant)

Dated: September 28, 2006	By:	/s/ James J. Brennan
James J. Brennan
Executive Vice President and Corporate Secretary